PLATO Learning, Inc.

Fiscal 2005 Executive Annual Incentive Plan

Objectives: The Fiscal 2005 Executive Annual Incentive Plan is a reward program that directly supports the achievement of financial goals and key strategic operational goals.

Eligibility: Employees in the named jobs are eligible to be considered for participation in the Plan: Executive Chairman; President & CEO; Chief Financial Officer; Chief Technology Officer; Sr. Vice President Operations; Chief Information Officer; Vice President, Human Resources; and Vice President, School Market and Evaluation. The Company reserves the right to determine whether an executive will actually participate in the Plan. Eligible employees will receive a notification letter indicating they are eligible to participate in the Plan.

Performance Measures: Payment will be based on the level of achievement of the financial goals and operational goals shown in this table.

Weighting
Financial Goals
1. Pre-tax earnings – Target[x] [1]	70%

Sub total	70%

Operational Goals[2]:
1. Restructure the business to reduce SG&A costs [x][3]	10%
2. Complete the 3 year growth plan [x]	5%
3. Increase the growth rate of the elementary market [x][4]	5%
4. Improve cost/development scheduling and market acceptance of products and services[x]	5%
5. Improve leadership effectiveness as measured by increased diversity representation, quality of new hires and retention of key talent	5%

Sub total	30%

1The amount excludes restructuring and executive termination changes.
2Achievement of the operational goals can generally be substantiated. The level of achievement is somewhat subjective in the case of near achievement or over achievement of operational goals therefore it is to be determined by the Board in consultation with the CEO.
3Represents a [x] reduction from 2004 expenses [x] and excludes the impact of restructuring and executive termination changes, as well as the impact of revenue changes on commission and bad debt expense.
4Measured on the increase in elementary courseware orders (rather than revenue).

Target Incentive: Each executive’s payment will be based on their Annual Base Salary in effect (on October 31, 2005), their Target Incentive percent, and the level of achievement of the performance measures. Each executive’s Target Incentive is expressed as a percent of their Annual Base Salary and shown in this table.

Executive	Target Incentive
President & CEO	75%
Executive Chairman	60%
Chief Financial Officer	50%
Chief Technology Officer	50%
Sr. Vice President, Operations	35%
Chief Information Officer	35%
Vice President, Human Resources	30%
Vice President, School Market and Evaluation	25%

Actual Payment: The plan rewards executives for achievement of goals and also encourages performance that substantially exceeds goals. This chart shows how the actual payment will increase (as a percent of the Target Incentive) as performance is increased. A threshold or minimum level of performance has been established. Straight-line interpolation will be used to determine the payment for any level of achievement falling between the stated levels of performance. This is illustrated in the chart below.

Performance	Actual Payment
% Of Goal Achievement	% Of Target Incentive
40% 60% 80% 100% 115% 130% 145% 160%	50% 70% 85% 100% 125% 150% 175% 200%

General Provisions:
The obligations of the Company, as set forth in this document shall be subject to modification in such manner and to such extent as the CEO and the Board of Directors deems necessary by agreement, or as may be necessary to comply with any law, regulation or governmental order pertaining to compensation. The Compensation Committee will receive the recommendations of the CEO for the cash payment amount, and any actions related to termination of employment and/or change in control, and after due deliberation determine the payment amount.

This Plan shall be cancelled in the event of termination of employment with the company. To remain eligible for a cash payment amount from the Plan, a participant must be continuously employed by the Company from date of hire or November 1, 2004, which ever is later, through the date of the Plan payout (no later than December 31, 2005), except for the following circumstances:

Death or Disability. If a Participant dies or becomes disabled before October 31, 2005, his/her cash payment amount will be prorated for the number of days the Participant was an active PLATO employee. For the purposes of this Plan “Disability” means that as a result of physical or mental incapacity Executive is unable for a period of 120 consecutive days during any consecutive 180-day period to perform his duties hereunder on a full-time basis. In the case of death, the payment amount will be given to the Participant’s estate according to current law and established guidelines and practices.

Unpaid Leave of Absence. If a Participant is on an unpaid leave of absence anytime between November 1 2004 and October 31, 2005 his/her cash payment amount will be prorated on a daily basis to exclude the time he/she was on such leave.

Termination with Cause or without Good Reason. In the event a Participant’s employment with the Company is terminated with Cause or without Good Reason (as defined in Section 6 of their employment agreement) after November 1, 2004 and before October 31, 2005 his/her cash payment amount will be prorated for the number of days the Participant was an active PLATO employee.

Termination without Cause or with Good Reason. In the event a Participant’s employment with the Company is terminated without Cause or with Good Reason (as defined in Section 6 of their employment agreement) after November 1, 2004 and before October 31, 2005 his/her cash payment amount will be prorated for the number of days the Participant was an active PLATO employee.